                                                                      Exhibit 12

                      Ratio of Earnings to Fixed Charges*
                      ----------------------------------

                                                                         Year Ended December 31,
                                                 -------------------------------------------------------------------------
                                                                                                                 1999
                                                    1995       1996         1997        1998         1999     Pro forma(1)
                                                 -------------------------------------------------------------------------
Pre-tax Income before extraordinary items
 and cumulative effect of accounting change      $ 46,565    $ 99,151     $180,301    $109,528     $150,153     $228,617

Fixed Charges (Gross Interest, Debt Discount,
 Issuance Costs, and Cap. Int.)                    63,646      40,801        9,044      40,158       76,200      491,079
 Interest Expense, Unconsolidated Affiliates          380       6,975        9,891       8,376        1,058        6,949
                                                 -----------------------------------------------------------------------
                                                   64,026      47,776       18,935      48,534       77,258      498,028

Capitalized Interest                               (4,317)     (7,023)      (7,802)    (15,546)     (16,300)    (114,134)
Construction Capitalized Interest,
 Unconsolidated Affiliates                           (380)     (6,975)           -           -            -            -
                                                 -----------------------------------------------------------------------
                                                   (4,697)    (13,998)      (7,802)    (15,546)     (16,300)    (114,134)

                                                 -----------------------------------------------------------------------
Total Earnings                                    105,894     132,929      191,434     142,516      211,111      612,511
                                                 -----------------------------------------------------------------------
                                                 ----------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                   1.65        2.78        10.11        2.94         2.73         1.23
                                                 =======================================================================

* The calculation of "Total Earnings" does not include the amortization of interest previously capitalized due to immateriality.
    The calculation of "Fixed Charges" does not include the interest factor of rental expense due to immateriality.

(1) Pro forma to give effect to the acquisition of Mirage Resorts, Incorporated.